Exhibit 99.1

En Pointe Technologies, Inc. Announces Second Quarter Results — Sales, Gross Profits, Operating and Net Income, All Continue to Improve

Los Angeles, CA – May 2, 2007 — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its second fiscal quarter ended March 31, 2007. Total net sales in the second quarter of fiscal 2007 increased 5% to $74.5 million as compared to the $71.0 million reported for the second quarter of fiscal 2006. En Pointe’s gross profits increased by $0.9 million, or 9%, to $10.1 million in the second quarter of fiscal 2007 as compared to $9.2 million reported in the second quarter of fiscal 2006. Operating income in the second quarter of fiscal 2007 increased by $1.3 million to $0.2 million compared with the $1.1 million operating loss reported in the second quarter of fiscal 2006. Net income for the second quarter of fiscal 2007 increased by $1.2 million to $0.2 million, or $0.03 per basic and diluted share, as compared with a net loss of $1.0 million, or $0.15 per basic and diluted share, reported in the second quarter of fiscal 2006. For the six months ended March 31, 2007, En Pointe reported net income of $0.5 million, or $0.07 per basic and diluted share, as compared with a net loss of $2.0 million, or $0.29 per basic and diluted share, reported in the comparable period of fiscal 2006.

“Software sales and services, including our business process outsourcing services offshore, combined to give us another positive quarter.” said Bob Din, CEO of En Pointe. Mr. Din added, “While March quarters have tended to be seasonally weak sales quarters for us, this March 2007 quarter gave us encouragement with net sales down a marginal $1.1 million from the December 2006 quarter, the smallest such decrease from a prior sequential quarter since 1998. More importantly, the March 2007 gross profit percentage of 14% was the highest we’ve achieved in a March quarter since going public in 1996.”

During the March 2007 quarter, overall gross profits increased 9%, as compared with the March 2006 quarter, largely from improved product gross profits. Service gross profits declined a marginal $84,000 from the comparable period in fiscal 2006 due to lower overall service sales. Premier BPO, Inc., a consolidated affiliate engaged in business process outsourcing, ameliorated the decline in service gross profits by contributing $0.4 million of increased service gross profits on increased sales of $0.9 million on further evidence of the developing success of their outsourcing business.

For the six months ended March 31, 2007, total net sales were essentially flat, increasing 0.3% to $150.1 million from $149.7 million reported during the comparable period in the prior fiscal year.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base. Founded in 1993 and headquartered in Los Angeles, En Pointe maintains a configuration center in San Bernardino County, California and is well represented in leading national markets throughout the United States. En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

En Pointe’s Ovex Global division provides customers with solutions for affordable information technology services by combining low cost with high quality offshore services provided through its foreign subsidiary, Ovex Technologies (Private), Inc., with experienced onshore information technology management teams that provide the necessary supervision and guidance to smooth each customer’s outsourcing transition.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release. En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	March 31,	September 30,
	2007	2006
ASSETS:

Current assets:
Cash	$7,503	$10,240
Restricted cash	75	74
Short term cash investment	1,968
Accounts receivable, net	43,834	46,417
Inventories, net	7,639	4,201
Prepaid expenses and other current assets	951	1,067

Total current assets	61,970	61,999
Property and equipment, net of accumulated
depreciation and amortization	4,307	2,765
Other assets	2,408	1,474

Total assets	$68,685	$66,238

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable, trade	$16,224	$19,105
Borrowings under line of credit	18,086	15,673
Accrued liabilities	5,317	5,796
Other current liabilities	6,794	4,928

Total current liabilities	46,421	45,502
Long term liability	540	238

Total liabilities	46,961	45,740

Minority interest	1,973	1,487
Total stockholders’ equity	19,751	19,011

Total liabilities and stockholders’ equity	$68,685	$66,238

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2007	2006	2007	2006

Net sales:
Product	$63,225	$59,433	$126,187	$126,691
Service	11,273	11,579	23,931	23,010

Total net sales	74,498	71,012	150,118	149,701

Cost of sales:
Product	57,399	54,539	115,096	117,741
Service	7,013	7,235	15,063	15,201

Total cost of sales	64,412	61,774	130,159	132,942

Gross profit:
Product	5,826	4,894	11,091	8,950
Service	4,260	4,344	8,868	7,809

Total gross profit	10,086	9,238	19,959	16,759

Selling and marketing expenses	7,170	7,691	13,721	13,766
General and administrative expenses	2,756	2,692	5,813	5,210

Operating income (loss)	160	(1,145)	425	(2,217)
Interest income, net	93	54	131	61
Other income, net	23	20	39	35

Income (loss) before income taxes and minority interest	276	(1,071)	595	(2,121)
Provision for income taxes	4		26

Income (loss) before minority interest	272	(1,071)	569	(2,121)
Minority interest	(59)	34	(84)	87

Net income (loss)	$213	($1,037)	$485	($2,034)

Net income(loss) per share:
Basic	$0.03	($0.15)	$0.07	($0.29)

Diluted	$0.03	($0.15)	$0.07	($0.29)

Weighted average shares outstanding:
Basic	7,149	6,995	7,136	6,986

Diluted	7,517	6,995	7,453	6,986